UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☐	Soliciting Material Pursuant to §240.14a-12

Core Molding Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CORE MOLDING TECHNOLOGIES, INC.
800 Manor Park Drive
Columbus, Ohio 43228
(614) 870-5000

April 8, 2016

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Core Molding Technologies, Inc. to be held at our corporate headquarters, 800 Manor Park Drive, Columbus, Ohio 43228, on May 12, 2016, at 9:00 a.m., Eastern Daylight Savings Time. Further information about the meeting and the matters to be considered is contained in the formal Notice of Annual Meeting of Stockholders and Proxy Statement on the following pages.

It is important that your shares be represented at this meeting. Whether or not you plan to attend, we hope that you will sign, date and return your proxy promptly in the enclosed envelope.

Sincerely,

James L. Simonton
Chairman of the Board

CORE MOLDING TECHNOLOGIES, INC.
800 Manor Park Drive
Columbus, Ohio 43228
(614) 870-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 12, 2016

To Our Stockholders:

Core Molding Technologies, Inc. (the “Company”) will hold its 2016 Annual Meeting of Stockholders on May 12, 2016 at 9:00 a.m., Eastern Daylight Savings Time, at the Company’s corporate headquarters, 800 Manor Park Drive, Columbus, Ohio 43228 for the following purposes:

1.	to elect seven (7) directors to comprise the Board of Directors of the Company;

2.	to approve the Executive Cash Incentive Plan of Core Molding Technologies, Inc.;

3.	to hold an advisory vote on the frequency of votes on executive compensation;

4.	to hold an advisory vote relating to the compensation of our named executive officers;

5.	to ratify the appointment of Crowe Horwath LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2016; and

6.	to consider and act upon other business as may properly come before the meeting and any adjournments or postponements of the meeting.

The foregoing matters are described in more detail in the Proxy Statement, which is attached to this notice. Only stockholders of record at the close of business on March 23, 2016, the record date, are entitled to receive notice of and to vote at the meeting.

We desire to have maximum representation at the meeting and respectfully request that you date, execute and promptly mail the enclosed proxy in the postage-paid envelope provided. You may revoke a proxy by notice in writing to the Secretary of the Company at any time prior to its use.

BY ORDER OF THE BOARD OF DIRECTORS

John P. Zimmer
Vice President, Secretary, Treasurer,
and Chief Financial Officer

April 8, 2016

CORE MOLDING TECHNOLOGIES, INC.
800 Manor Park Drive
Columbus, Ohio 43228
(614) 870-5000

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 12, 2016

To Our Stockholders:

Core Molding Technologies, Inc. (hereinafter referred to as the “Company”) is furnishing this Proxy Statement in connection with the solicitation by its Board of Directors of proxies to be used and voted at its annual meeting of stockholders, and at any adjournment of the annual meeting. The Company will hold its annual meeting on May 12, 2016, at its corporate headquarters, 800 Manor Park Drive, Columbus, Ohio at 9:00 a.m. Eastern Daylight Savings Time. The Company is holding the annual meeting for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The cost of soliciting proxies will be borne by the Company.

The Company is first sending this Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting of Stockholders on or about April 8, 2016.

GENERAL INFORMATION

Solicitation

The Board of Directors of the Company (the “Board of Directors” or “Board” and individually, a “director” or “directors”) is soliciting the enclosed proxy. In addition to the use of the mail, directors and officers of the Company may solicit proxies, personally or by telephone. The Company will not pay its directors and officers any additional compensation for the solicitation.

In addition, Broadridge Financial Solutions, Inc. will conduct proxy distribution and tabulation on behalf of the Company. The Company will reimburse Broadridge Financial Solutions, Inc. for reasonable expenses incurred for these services. The Company also will make arrangements with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy distribution material to beneficial owners of the common stock of the Company. The Company will reimburse those brokerage firms, custodians, nominees and fiduciaries for their reasonable expenses.

The Company will pay all expenses of the proxy distribution and tabulation. Except as otherwise provided, the Company will not use specially engaged employees or other paid solicitors to conduct any proxy solicitation.

Voting Rights and Votes Required

Holders of shares of the common stock of the Company at the close of business on March 23, 2016, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting. On the record date, the Company had 7,705,509 shares of common stock outstanding.

Each outstanding share of common stock on the record date is entitled to one vote on all matters presented at the annual meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast will constitute a quorum for the transaction of business at the annual meeting. No business, other than adjournment, can be conducted at the annual meeting unless a quorum is present in person or by proxy.

Abstentions will count as shares present in determining the presence of a quorum for a particular matter. Abstentions, however, will not count as votes cast in determining the approval of any matter by the stockholders. Broker non-votes are shares held of record by brokers or other nominees that are present in person or by proxy at the meeting, but are not voted because instructions have not been received from the beneficial owner with respect to a particular matter over which the broker or nominee does not have discretionary authority to vote. Broker non-votes are counted toward the establishment of a quorum. If you do not return a proxy card and your shares are held in “street name,” your broker may be permitted, under applicable rules of the self regulatory organizations of which it is a member, to vote your shares in its discretion on certain matters that are deemed to be routine, such as ratification of the appointment of our independent registered public accounting firm. Proposals 1, 2, 3, and 4 as referenced in the Company's Notice of Annual Meeting of Stockholders are considered to be non-routine, and Proposal 5 is considered to be routine. Accordingly, if you do not provide voting instructions to your brokerage firm or other entity holding your shares, your brokerage firm or other entity holding your shares will not be permitted to vote your shares on Proposals 1, 2, 3, and 4, and will be permitted to vote your shares on Proposal 5, at its discretion. Accordingly, the Company requests that you promptly provide your broker or other nominee with voting instructions if you want your shares voted for non-routine matters and to carefully follow the instructions your broker gives you pertaining to their procedures.

In the election of directors, each of the seven directors will be elected by a plurality of votes cast by stockholders of record on the record date and present at the annual meeting, in person or by proxy. Cumulative voting in the election of directors will not be permitted.

Passage of the proposal to approve the Executive Cash Incentive Plan of Core Molding Technologies, Inc. requires the approval of a majority of the votes cast by the stockholders of record on the record date and present at the annual meeting in person or by proxy.

The advisory vote on the frequency of voting on executive compensation, and the advisory vote on executive compensation requires the approval of a majority of the votes cast by the stockholders of record on the record date and present at the annual meeting, in person or by proxy.

The Company is seeking stockholder ratification of the appointment of its independent registered public accounting firm. While ratification is not required by law, the affirmative vote of a majority of the votes cast by stockholders of record on the record date and present at the annual meeting, in person, or by proxy, would ratify the selection of Crowe Horwath LLP (“Crowe Horwath”) as the independent registered public accounting firm for the current year.

Voting of Proxies

Shares of common stock represented by all properly executed proxies received prior to the annual meeting will be voted in accordance with the choices specified in the proxy. Unless contrary instructions are indicated on the proxy, the shares will be voted:

•	FOR the election as directors of the nominees named in this Proxy Statement until their successors are elected and qualified;

•	FOR the resolution to approve the Executive Cash Incentive Plan of Core Molding Technologies, Inc.;

•	FOR the resolution to hold an advisory vote on the approval of the compensation of the named executive officers every 1 year;

•	FOR the resolution to approve the advisory vote for 2015 compensation of the named executive officers; and

•	FOR the ratification of the appointment of Crowe Horwath as the independent registered public accounting firm for the Company for the year ending December 31, 2016.

Management of the Company and the Board of Directors of the Company know of no matters to be brought before the annual meeting other than as set forth in this Proxy Statement. If, however, any other matter is properly presented to the stockholders for action, it is the intention of the holders of the proxies to vote at their discretion on all matters on which the shares of common stock represented by proxies are entitled to vote.

Revocability of Proxy

A stockholder who signs and returns a proxy in the accompanying form may revoke it at any time before the authority granted by the proxy is exercised. A stockholder may revoke a proxy by delivering a written statement to the Secretary of the Company that the proxy is revoked.

Annual Report

The Annual Report on Form 10-K for the year ended December 31, 2015 of the Company, which includes financial statements and information concerning the operations of the Company, accompanies this Proxy Statement. The Annual Report is not to be regarded as proxy solicitation materials.

Stockholder Proposals

Any stockholder who desires to present a proposal for consideration at the 2017 annual meeting of stockholders must submit the proposal in writing to the Company. If the proposal is received by the Company prior to the close of business on December 9, 2016, and otherwise meets the requirements of applicable state and federal law, the Company will include the proposal in the proxy statement and form of proxy relating to the 2017 annual meeting of stockholders. The Company may confer on the proxies for the 2017 annual meeting of stockholders discretionary authority to vote on any proposal, if the Company does not receive notice of the proposal by February 28, 2017.

Stockholder Director Nominees

Any stockholder who desires to present a nomination for a director must do so pursuant to the deadlines and procedures and in the manner as stated in the Corporate Governance section under the Nominating Committee section of the Board Meetings and Committees subsection thereunder.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 12, 2016

The Proxy Statement, proxy card, and Annual Report to stockholders, which includes the Form 10-K for the year ended December 31, 2015, are available at http://colsec.coremt.com.

OWNERSHIP OF COMMON STOCK

Beneficial Owners

The table below sets forth, to the knowledge of the Company, the only beneficial owners, as of March 23, 2016, of more than 5% of the outstanding shares of common stock of the Company.

Number of Shares of Common Stock Beneficially Owned

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
GAMCO Asset Management Inc.	927,362(2)	12.0%
Gabelli Funds, LLC
GAMCO Asset Management Inc.
Teton Advisors, Inc.
Mario J. Gabelli
One Corporate Center
Rye, NY 20580

Dimensional Fund Advisors LP	654,633(3)	8.5%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

FMR LLC	409,691(4)	5.3%
245 Summer Street
Boston, MA 02210

(1)
The “Percent of Class” computation is based upon the total number of shares beneficially owned by the named person or group divided by the sum of (i) 7,705,509 shares of common stock outstanding on March 23, 2016.

(2)
The information presented is derived from Amendment No. 10 to Schedule 13D, as filed with the SEC on June 4, 2015 by Mario J. Gabelli and certain entities which he directly or indirectly controls or for which he acts as chief investment officer, including GGCP, Inc., GAMCO Investors, Inc., Gabelli Funds, LLC, GAMCO Asset Management, Inc. and Teton Advisors Inc. According to the Schedule 13D filing, of these 927,362 shares of Common Stock, 325,000 shares are beneficially owned by Gabelli Funds, LLC, 323,162 shares are beneficially owned by GAMCO Asset Management, Inc., 274,200 shares by Teton Advisors Inc., and 5,000 shares are beneficially owned by Mario J. Gabelli. GGCP, Inc., as the parent company of GAMCO Investors, Inc., GAMCO Investors, Inc., as the parent company of the foregoing entities, and Mario Gabelli, as the majority stockholder of GGCP, Inc. may be deemed to have beneficial ownership of the 927,362 shares owned beneficially by Gabelli Funds, LLC, GAMCO Asset Management, Inc. and Teton Advisors Inc. and, except as otherwise provided in the Schedule 13D filing, each entity has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the shares reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be.

(3)
The information presented is derived from Amendment No. 2 to Schedule 13G, as filed with the SEC on February 9, 2016, by Dimensional Fund Advisors LP. According to the Schedule 13G filing, Dimensional Fund Advisors LP beneficially owns 654,633 shares of common stock of the Company, has sole voting power over 634,743 of those shares and sole dispositive power over the entire amount beneficially owned. Dimensional Fund Advisors is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, which furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(4)
The information presented is derived from Amendment No. 2 to Schedule 13G, as filed with the SEC on February 12, 2016, by FMR LLC. According to the Schedule 13G filing, FMR LLC beneficially owns, has sole voting power and sole dispositive power of, 409,691 shares of common stock of the Company. Edward C. Johnson III is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the family of Edward C. Johnson III, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson III nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management &Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

Management

The table below sets forth, as of March 23, 2016 the number of shares of common stock beneficially owned by each director of the Company, by each nominee for election as director of the Company, by each executive officer named in the Summary Compensation Table contained in this Proxy Statement, and by all directors, nominees and executive officers as a group. The information concerning the persons set forth below was furnished in part by each of those persons.

Number of Shares of Common Stock Beneficially Owned

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)

Kevin L. Barnett	134,937(2)	1.8%
Thomas R. Cellitti	45,733(3)	*
James F. Crowley	12,606(4)	*
Ralph O. Hellmold	10,604(5)	*
Matthew E. Jauchius	15,471(6)	*
Terrence J. O’Donovan	62,110(7)	*
William R. Ringling	9,177(8)	*
James L. Simonton	124,689(9)	1.6%
Andrew O. Smith	2,733(10)
John P. Zimmer	30,605(11)	*
All directors, nominees and executive officers as a group (10 persons)	448,665	5.8%

* Less than 1% of the outstanding shares of common stock.

(1)
The “Percent of Class” computation is based upon the total number of shares beneficially owned by the named person or group divided by (i) 7,705,509 shares of common stock outstanding on March 23, 2016.

(2)
Includes: (i) 92,973 shares of common stock as to which Mr. Barnett has sole voting and investment power; (ii) 8,340 shares of common stock held by Mr. Barnett in the Core Molding Technologies, Inc. 401(k) Plan; and (iii) 33,624 shares of restricted stock subject to future vesting conditions.

(3)	Includes: (i) 42,140 shares of common stock as to which Mr. Cellitti has sole voting and investment power; and (ii) 3,593 shares of restricted stock subject to future vesting conditions.

(4)
Includes: (i) 11,606 shares of common stock as to which Mr. Crowley has sole voting and investment power; and (ii) 1,000 shares of common stock as to which Mr. Crowley shares voting and investment power with his wife.

(5)	Includes 10,604 shares of common stock as to which Mr. Hellmold has sole voting and investment power.

(6)
Includes: (i) 1,878 shares of common stock as to which Mr. Jauchius has sole voting and investment power; (ii) 10,000 shares of common stock as to which Mr. Jauchius shares voting and investment power with his wife;
 and (iii) 3,593 shares of restricted stock subject to future vesting conditions.

(7)
Includes: (i) 32,995 shares of common stock as to which Mr. O'Donovan has sole voting and investment power; (ii) 7,419 shares of common stock held by Mr. O’Donovan in the Core Molding Technologies, Inc. Employee Stock Purchase Plan; and (iii) 7,560 shares of common stock as to which Mr. O'Donovan shares voting and investment power with his wife, and (iv) 14,136 shares of restricted stock subject to future vesting conditions.

(8)
Includes: (i) 2,900 shares of common stock as to which Mr. Ringling has sole voting and investment power; (ii) 414 shares of common stock held by Mr. Ringling in the Core Molding Technologies, Inc. Employee Stock Purchase Plan; and (ii) 5,863 shares of restricted stock subject to future vesting conditions.

(9)	Includes 124,689 shares of common stock as to which Mr. Simonton has sole voting and investment power.

(10)	Includes: (i) 1,100 shares of common stock as to which Mr. Smith has sole voting and investment power; and (ii) 1,633 shares of restricted stock subject to future vesting conditions.

(11)
Includes: (i) 250 shares of common stock as to which Mr. Zimmer has sole voting and investment power; (ii) 2,343 shares of common stock held by Mr. Zimmer in the Core Molding Technologies, Inc. Employee Stock Purchase Plan; (iii) 5,000 shares of common stock as to which Mr. Zimmer shares voting and investment power with his wife; and (iv) 23,012 shares of restricted stock subject to future vesting conditions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the following persons to file initial statements of beneficial ownership on a Form 3 and changes of beneficial ownership on a Form 4 or Form 5 with the Securities and Exchange Commission and to provide the Company with a copy of those statements:

•	executive officers and directors of the Company; and

•	persons who beneficially own more than 10% of the issued and outstanding shares of common stock of the Company.

The Company believes that its executive officers, directors and greater than 10% beneficial owners complied with all applicable section 16(a) filing requirements for the year ended December 31, 2015.

DIRECTORS AND EXECUTIVE OFFICERS OF CORE MOLDING TECHNOLOGIES, INC.

The following biographies provide information on the background and experience of the persons nominated to become directors at the annual meeting and the executive officers of the Company. The Company is not aware of any family relationships among any of the following persons or any arrangements or understandings pursuant to which those persons have been, or are to be, selected as a director or executive officer of the Company, other than arrangements or understandings with directors or executive officers acting solely in their capacity as directors or executive officers.

Name	Age	Position(s) Currently Held

Kevin L. Barnett	53	President, Chief Executive Officer and Director
Thomas R. Cellitti	64	Director
James F. Crowley	69	Director
Ralph O. Hellmold	75	Director
Matthew E. Jauchius	46	Director
Terrence J. O’Donovan	56	Vice President Marketing and Sales
William R. Ringling	50	Vice President of Operations
James L. Simonton	75	Chairman of the Board of Directors
Andrew O. Smith	53	Director
John P. Zimmer	51	Vice President, Secretary, Treasurer, and Chief Financial Officer

Kevin L. Barnett. Kevin L. Barnett joined the Company on April 1, 1997 and was elected Vice President, Secretary, Treasurer and Chief Financial Officer on April 24, 1997. Mr. Barnett served in this capacity until August 7, 2002, when he became Vice President-Manager Columbus Operations and Secretary. On May 15, 2005, Mr. Barnett was promoted to Vice President, Business Development. On January 3, 2006, Mr. Barnett was promoted to Group Vice President and then on January 1, 2007, Mr. Barnett was promoted to President and Chief Executive Officer. Mr. Barnett has served as a director of the Company since January 1, 2007. Mr. Barnett joined the Company after approximately five years of working with Medex Inc., a publicly held manufacturer and marketer of injection molded products used for medical and surgical applications. Mr. Barnett served as Vice President, Treasurer, and Corporate Controller of Medex Inc. from October 1995 through March 1997. He served as Vice President and Corporate Controller of Medex Inc. from May 1994 to October 1995 and as Assistant Treasurer from April 1992 to May 1994. Prior to joining Medex Inc., Mr. Barnett served as a certified public accountant with Deloitte & Touche LLP from August 1984 to April 1992. Mr. Barnett also serves on the Board of Directors, as Chairman-Elect and Treasurer, of the American Composites Manufacturers Association ("ACMA"). Mr. Barnett has a Bachelor's degree in Business Administration from Ohio University. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Barnett should serve as a director because of his corporate management skills and experience, the key role Mr. Barnett plays in facilitating the communication and the flow of information between management and the directors on a regular basis and his experience in the plastics industry.

Thomas R. Cellitti. Thomas R. Cellitti has served as a director of the Company since February 10, 2000 and is Chairman of the Executive Resource Committee. Prior to his retirement from Navistar Inc. (“Navistar”) in 2013, Mr. Cellitti was the Senior Vice President of Integrated Reliability and Quality, for Navistar since 2008. Prior to such time, Mr. Cellitti served as Vice President and General Manager, Medium Truck from 2004 to 2008, as well as Vice President and General Manager, Bus Vehicle Center from 1991 to 2004 for Navistar. Mr. Cellitti has a Master's degree in Business Administration from Loyola University and a Bachelor's degree in Business Administration from Marquette University. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Cellitti should serve as a director because of his in-depth insight and knowledge about manufacturing operations, quality, and business strategy as well as his extensive background in the engine, bus, medium and heavy duty truck industries.

James F. Crowley. James F. Crowley has served as a director of the Company since May 28, 1998 and is Chairman of the Audit Committee. Mr. Crowley is a private investor and Chairman and Managing Partner of Old Strategic LLC, headquartered in Connecticut. Since October 2008, Mr. Crowley has served as a Director of Green Plains and is

Chairman of its audit committee. From 1993 to 2006, Mr. Crowley was a founding partner and Chairman of the Strategic Research Institute LLC. From 1984 to 1992, Mr. Crowley served in various capacities with Prudential Securities, Inc., including President of Global Investment & Merchant Banking. Prior to joining Prudential Securities, Inc., Mr. Crowley was a First Vice President and Partner at Smith Barney, Harris Upham & Co. in its Investment Bank and Capital Markets Division. Mr. Crowley has also served on the board of various private organizations and universities. Mr. Crowley has a Master's degree in Business Administration from the Wharton Graduate School of Business at the University of Pennsylvania and a Bachelor's degree in Business Administration from Villanova University. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Crowley should serve as a director because of his extensive business, investment banking, finance and corporate management experience, as well as his in-depth understanding of the financial markets and insight into the role of serving as Chair of the Company’s Audit Committee.

Ralph O. Hellmold. Ralph O. Hellmold has served as a director of the Company since its formation on December 31, 1996 and is Chairman of the Compensation Committee. He was Managing Member of Hellmold & Co., LLC, an investment banking boutique specializing in mergers and acquisitions and working with troubled companies or their creditors until 2012, and is currently an investor. Prior to forming Hellmold & Co., LLC in 2004, Mr. Hellmold was president of Hellmold Associates which was formed in 1990, and Chairman of The Private Investment Banking Company which was formed in 1999. Prior to 1990, Mr. Hellmold was a Managing Director at Prudential-Bache Capital Funding, where he served as co-head of the Corporate Finance Group, co-head of the Investment Banking Committee and head of the Financial Restructuring Group. Prior to 1987, Mr. Hellmold was a partner at Lehman Brothers and its successors, where he worked in Corporate Finance since 1974 and co-founded Lehman’s Financial Restructuring Group. Mr. Hellmold is a Chartered Financial Analyst and has served as director, and on the audit committee, of other public corporations in the past. Mr. Hellmold has a Master's degree in International Relations from Columbia University and a Bachelor of Arts degree from Harvard College. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Hellmold should serve as a director because of his extensive business, investment banking, finance and corporate management experience, as well as his in-depth understanding of the financial markets and strong background in mergers and acquisitions.

Matthew E. Jauchius. Matthew E. Jauchius has served as a director of the Company since January 1, 2013. Since 2015, Mr. Jauchius has served as Executive Vice President and Chief Marketing Officer of Hertz Global Holdings directing the global brand marketing, customer experience and loyalty, ecommerce and critical risk management, customer insights and analytics, and ancillary revenue functions. From 2010 to 2015 Mr. Jauchius served as Executive Vice President and Chief Marketing Officer at Nationwide Mutual Insurance Company, where he directed a substantial integrated marketing program. Mr. Jauchius also served previously as Senior Vice President and Chief Strategy Officer at Nationwide. Prior to Nationwide, Mr. Jauchius served as Associate Principal at McKinsey & Company. Mr. Jauchius’ experience includes strategy and growth, marketing and sales, company turnarounds, and operational cost improvements, which includes support to the automotive, agriculture and other manufacturing industries. Mr. Jauchius has a Master's degree in Business Administration from the University of Michigan and a Bachelor's degree in Business Administration from The Ohio State University. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Jauchius should serve as a director because of his in-depth insight and experience in marketing, strategy and business development.

Terrence J. O’Donovan. Terrence J. O’Donovan joined the Company and was elected to the position of Vice President, Marketing and Sales on January 1, 2009. Prior to joining the Company, Mr. O’Donovan was employed by Q3 Industries in Columbus, Ohio, where he held the position of Vice President of Sales and Marketing from 2006 to 2008 serving the OEM commercial vehicle, automotive, and general industrial markets. Prior to serving in that capacity at Q3 Industries, Mr. O’Donovan served as the Chief Operating Officer from 2003 to 2006. Mr. O’Donovan has also held operations and management positions at Hawk Corporation, The Auld Company and The Timken Company. Mr. O'Donovan also serves, as Chairman, of the Automotive Composites Alliance, which is one of the ACMA's Composites Growth Initiative Committees. Mr. O'Donovan has a Master's degree in Engineering from the University of Pittsburgh and a Bachelor's degree in Engineering from Carnegie-Mellon University.

William R. Ringling. William R. Ringling joined the Company and was elected to the position of Vice President of Operations on November 17, 2014. Prior to joining the Company, Mr. Ringling was President and Chief Operating Officer of Dispensing Dynamic International, a private manufacturer of dispenser solutions from 2013 to 2014. Mr. Ringling also previously served as General Manager and Director of Engineering for Nypro, Inc. from 2007 to 2013. Prior to 2007, Mr. Ringling served as, General Manager of the Trim Systems Business Unit at Lacks Enterprises and held Quality Manager roles for Cambridge Industries, Mazda Motors USA Inc. and Kern-Liebers USA Inc. Mr. Ringling has a Doctorate degree in Organization and Management from Capella University, a Master's degree in Strategic Management and a Bachelor's degree in Management both from Davenport University.

James L. Simonton. James L. Simonton has served as a director of the Company since May 19, 2010, as Chairman of the Board of Directors since November 9, 2011, and is the Chairman of the Corporate Development Committee. Mr. Simonton previously served as President and Chief Executive Officer of the Company from January 15, 2000 until his retirement on January 1, 2007 and as a director of the Company from May 28, 1998 to January 1, 2007. From January 1, 2007 through March 31, 2010, Mr. Simonton served as an advisor to our Board. From 1992 until December 31, 1999, Mr. Simonton served as the Vice President of Purchasing and Supplier Development for International Truck and Engine Corporation (now known as Navistar). In such capacity, Mr. Simonton was in charge of the purchasing of all production materials, in-bound and out-bound freight and logistics and the development of suppliers. Mr. Simonton has a Master's degree in Business Administration from the University of Dayton and a Bachelor's degree in Business Administration from Bowling Green State University. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Simonton should serve as a director because of his in-depth insight and knowledge about the Company’s markets and operations, as well as his extensive background in the medium and heavy duty truck industries.

Andrew O. Smith. Andrew O. Smith has served as a director of the Company since August 6, 2015. Since 2005, he has been the Chief Operating Officer for Yenkin-Majestic Paint Corporation/OPC Polymers ("YM/OPC"), a privately held manufacturer of coatings resins, architectural paints, and industrial coatings serving industrial and retail customers primarily in North America. Before joining YM/OPC in 1995, Mr. Smith served as a principal in several entrepreneurial businesses, after beginning his career as a management consultant in the strategy practice of Booz · Allen & Hamilton, where he advised major industrial and financial corporations. In his current position, Mr. Smith oversees the resin and industrial coatings divisions and has executive responsibility for manufacturing operations, finance, information technology, legal, research and development and strategic planning. He also serves on the Board of YM/OPC, the Buckeye Institute for Public Policy Solutions, and several other non-profit organizations. Mr. Smith has extensive experience in manufacturing and materials development, knowledge of supply chain and logistics and extensive experience analyzing financial statements. He is a member of the bar of the State of New York and active in professional organizations including the National Association of Manufacturers and the American Coatings Association. Mr. Smith has a Doctorate degree in Law and a Master's degree in Business Administration both from the University of Chicago and a Bachelor's degree in Engineering from the School of Engineering and Applied Science and a Bachelor's degree in Finance from the Wharton School of Business both at the University of Pennsylvania. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Smith should serve as a director because of his in-depth insight and knowledge about manufacturing, materials technology, and executive leadership.

John P. Zimmer. John P. Zimmer joined the Company on November 4, 2013 and was elected to the position of Vice President, Treasurer, Secretary and Chief Financial Officer on November 5, 2013. Mr. Zimmer has more than 25 years of finance and accounting experience. Prior to joining the company, Mr. Zimmer was Chief Financial Officer of Parex Group USA, Inc., a division of Parex Group, a $1 billion manufacturer of construction materials, from 2010 to 2013. Mr. Zimmer also served as Chief Financial Officer of The Upper Deck Company, LLC from 2006 to 2010. Prior to that, Mr. Zimmer was Vice President of Finance for Cardinal Health Pyxis Products, and held senior management roles with SubmitOrder, Inc., Cardinal Health and Deloitte & Touche. Mr. Zimmer has a Bachelor’s degree in Business Administration from The Ohio State University, and is also a Certified Public Accountant (inactive) in the State of Ohio.

CORPORATE GOVERNANCE

The Board of Directors — Independence

Of the directors who presently serve on the Company’s Board of Directors, the Board has affirmatively determined that each of Messrs. Cellitti, Crowley, Hellmold, Jauchius, Simonton and Smith meets the standards of independence under NYSE MKT LLC exchange listing standards. In making this determination, the Board of Directors considered all facts and circumstances the Board of Directors deemed relevant from the standpoint of each of the directors and from that of persons or organizations with which each of the directors has an affiliation, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships among others. In making this determination, the Board of Directors has relied upon both information provided by the directors and information developed internally by the Company in evaluating these facts.

Board Leadership Structure

The Chairman of the Board is a director and presides at meetings of the Board. The Chairman is appointed on an annual basis by at least a majority vote of the remaining directors. Historically, the offices of Chairman of the Board and Chief Executive Officer have been separated. Such separation enables the Chairman to devote his time to managing the Board and the Chief Executive Officer to focus on the operations of the Company. The Company has no fixed policy with respect to separation of the offices of the Chairman of the Board and Chief Executive Officer; however, the Board believes it is in the best interests of the Company and its stockholders to separate these positions. James L. Simonton has served as the Company’s Chairman of the Board since November of 2011.

Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing the management of the Company’s risks. The Board regularly reviews information regarding the Company’s operations and liquidity, as well as the related risks. The Board reviews and approves the Company’s annual operating, organizational and capital plans. The Compensation Committee reviews the Company's incentive compensation arrangements to determine whether they encourage excessive risk taking, and reviews the relationship between risk management policies and compensation, and evaluates compensation policies that could mitigate any such risk. The Audit Committee oversees the management of financial risks. The Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about risks through committee minutes and reports at Board meetings.

In addition to the risk oversight responsibilities described above, the Company’s Chief Executive Officer and Chief Financial Officer examine, on an annual basis, the compensation for all employees, including named executive officers. As part of this process, the Company’s Chief Executive Officer and Chief Financial Officer determined in 2015 that the Company’s policies and practices with respect to compensation do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee, consisting of Messrs. Hellmold, Crowley, Simonton, and Cellitti, recommends to the Board of Directors compensation policies as it relates to the Company’s named executive officers and directors, and also considers the overall policies and practices utilized by senior management with respect to establishing compensation for all other employees. The Compensation Committee considers the risk assessments of the Company’s Chief Executive Officer and Chief Financial Officer as part of its duties to review and recommend the current compensation packages to the Board. The Compensation Committee believes that the Company’s policies and practices with respect to compensation are not reasonably likely to have a material adverse effect on the Company. In reaching the foregoing conclusions, both the Compensation Committee and the Chief Executive Officer and Chief Financial Officer assessed the risks associated with the Company’s compensation policies and practices. The basis for these conclusions included: (i) a consideration of the Company’s existing compensation programs, and the allocation between each primary component of compensation (base salary, annual profit sharing and long-term equity based compensation);

and (ii) a consideration of the risks associated with the Company’s business, and whether the Company’s compensation policies and practices increased those risks. Based on the foregoing, the Compensation Committee recommended, and all of the independent members of the Board approved, the Company’s compensation programs, and in connection with such approval concluded that the risks associated with the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Board Meetings and Committees

The Board of Directors met five times during the year ended December 31, 2015. During that period, each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which each director served.

Compensation Committee

The Company has a Compensation Committee, which consists of Messrs. Hellmold (Committee Chair), Cellitti, Crowley, and Simonton, who are all deemed independent directors under NYSE MKT LLC listing standards. The Compensation Committee is governed by a charter which was adopted August 28, 2012. A copy of the Compensation Committee Charter is available on the Company’s website at www.coremt.com. In accordance with its written charter, the Compensation Committee performs the duty of reviewing, evaluating and making recommendations to the Board concerning the form and amount of compensation paid to the executive officers and directors of the Company, with a majority of directors who are independent under NYSE MKT LLC listing standards required to effect a decision.

All of the Compensation Committee members are familiar with the standard compensation levels in similar industries, and are knowledgeable regarding the current trends for compensating executive officers. The Compensation Committee may also obtain analysis and advice from an external compensation consultant to assist with the performance of its duties under its charter. The Compensation Committee retained Mathews, Young - Management Consulting (“Mathews, Young”), a compensation and human resource firm, to assist in reviewing appropriate 2015 compensation programs. In this regard, Mathews, Young compiled competitive data for base salaries, non-equity compensation, and equity incentive awards from a peer group of companies to be used to benchmark the appropriateness and competitiveness of our executive compensation. During 2015, there were no fees paid to Mathews, Young for services that were not related exclusively to executive or director compensation. The Compensation Committee has assessed the independence of Mathews, Young pursuant to Securities and Exchange Commission (“SEC”) rules and determined that Mathews, Young is independent and its work for the Compensation Committee does not raise any conflict of interest.

The Compensation Committee makes all recommendations regarding the Chief Executive Officer’s compensation, subject to ratification by the independent members of the Board, after consulting with its advisors, in executive session where no management employees are present. For the other executive officers, the Chief Executive Officer is asked by the Compensation Committee to conduct and present an assessment on the performance of those executive officers and on the Company’s performance, taking into account external market forces and other considerations. While the Chief Executive Officer and Chief Financial Officer attend Compensation Committee meetings regularly by invitation, all final deliberations are held, and all final recommendations are made, regarding executive compensation, by the Compensation Committee in executive session where no management employees are present. For additional information regarding the operation of the Compensation Committee, see “Compensation Discussion and Analysis” within this proxy statement. The Compensation Committee held two meetings during 2015.

Audit Committee

The Company has an Audit Committee, which consists of Messrs. Crowley (Committee Chair), Cellitti, Hellmold, Jauchius, and Simonton each of whom are “independent” as that term is defined under NYSE MKT LLC listing standards. The Board has determined that Messrs. Crowley, Hellmold and Jauchius each qualify as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K (17 CFR §229.407(d)(5)(ii)) as promulgated by the SEC. The principal function of the Audit Committee is to review and approve the scope of the annual audit undertaken by the independent registered public accounting firm of the Company and to meet with them to review and inquire as to audit functions and other financial matters and to review the year-end audited financial statements. For a more detailed description of the role of the Audit Committee, see “Report of the Audit Committee” below. The Audit Committee discussed the interim financial information contained in quarterly earnings announcements with both management and the independent auditors prior to the public release of quarterly information. The Audit Committee is governed by a charter as most recently reaffirmed by the Board of Directors on March 15, 2016. A copy of the Audit Committee Charter is available on the Company’s website at www.coremt.com. In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee met four times during the year ended December 31, 2015.

Nominating Committee

The Company has a Nominating Committee consisting of Messrs. Simonton (Committee Chair), Crowley, and Hellmold, each of whom are independent under NYSE MKT LLC listing standards. The principal function of the Nominating Committee is to recommend candidates for membership on the Board of Directors. A copy of the Nominating Committee Charter is available on the Company’s website at www.coremt.com. The Board’s Nominating Committee held three meetings during 2015.

In identifying and evaluating nominees for director, the Nominating Committee seeks to ensure that the Board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board is comprised of directors who possess knowledge in areas that are of importance to the Company. In addition, the Nominating Committee believes it is important that at least one director have the requisite experience and expertise to be designated as an “audit committee financial expert.” The Nominating Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. While the Company does not have a formal diversity policy for Board membership, the Nominating Committee evaluates and measures those skills and accomplishments which should be possessed by a prospective member of the Board, including contribution of a diverse frame of reference that will enhance the quality of the Board’s deliberations and decisions. In addition, the Nominating Committee considers, among other factors, ethical values, personal integrity and business reputation of the candidate, his or her financial acumen, reputation for effective exercise of sound business judgment, strategic planning capability, indicated interest in providing attention to the duties of a member of the Board, personal skills in marketing, manufacturing processes, technology or in other areas where such person’s talents may contribute to the effective performance by the Board of its responsibilities.

The Nominating Committee will consider persons recommended by stockholders to become nominees for election as directors and subject to the procedural requirements set forth below, such recommendations will be evaluated in the same manner as other potential nominees. Recommendations for consideration by the Nominating Committee should be sent to the Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee as detailed in Article III.D of the Nominating Committee Charter.

The Bylaws of the Company set forth procedural requirements pursuant to which stockholders may make nominations to the Board of Directors. The Board of Directors or the Nominating Committee may not accept recommendations for nominations to the Board of Directors in contravention of these procedural requirements.

In order for a stockholder to nominate a person for election to the Board of Directors, the stockholder must give written notice of the stockholder’s intent to make the nomination either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than fifty nor more than seventy-five days prior to the meeting at which directors will be elected. In the event that less than sixty days prior notice or prior public disclosure of the date of the meeting is given or made to stockholders, the Company must receive notice not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made, whichever occurred first.

The notice must set forth:

•	the name and address of record of the stockholder who intends to make the nomination;

•
a representation that the stockholder is a holder of record of shares of the capital stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the name, age, business and residence addresses and principal occupation or employment of each proposed nominee;

•
a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons, naming such person or persons, pursuant to which the nomination or nominations are to be made by the stockholder;

•	other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

•	the written consent of each proposed nominee to serve as a director of the Company if elected.

The Company may require any proposed nominee to furnish other information as it may reasonably require to determine the eligibility of the proposed nominee to serve as a director. The presiding officer of the meeting of stockholders may, if the facts warrant, determine that a stockholder did not make a nomination in accordance with the foregoing procedure. If the presiding officer makes such a determination, the officer shall declare such determination at the meeting and the defective nomination will be disregarded.

Corporate Development Committee

The Company has a Corporate Development Committee consisting of Messrs. Simonton (Committee Chair), Cellitti, Crowley, Hellmold, Jauchius, and Barnett. The primary function of the Corporate Development Committee is to manage the investigation, consideration and potential pursuit of possible acquisition transactions.

Executive Resources Committee

The Company has an Executive Resources Committee consisting of Messrs. Cellitti (Committee Chair), Jauchius and Simonton. The principal function of the Executive Resources Committee is to provide guidance to management regarding the Company’s hiring and succession planning processes.

Board Policies Regarding Communication with the Board of Directors and Attendance at Annual Meetings

Stockholders may communicate with the full Board of Directors, non-management directors as a group or individual directors, including the Chairman of the Board, by submitting such communications in writing to the Company’s Secretary, c/o the Board of Directors (or, at the stockholder’s option, c/o a specific director or directors), 800 Manor Park Drive, Columbus, Ohio 43228. Such communications will be delivered directly to the Board.

The Company does not have a policy regarding Board member attendance at the annual meeting of stockholders; however, all directors of the Company attended the 2015 annual meeting of stockholders.

Code of Ethics

The Company has adopted a Code of Conduct and Business Ethics which applies to all employees of the Company, including the Company’s principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions. The Company’s Board believes that the Code of Conduct and Business Ethics complies with the code of ethics required by the rules and regulations of the Securities Exchange Commission. A copy of the Company’s Code of Conduct and Business Ethics is available on the Company’s website at www.coremt.com.

Compensation Committee Interlocks and Insider Participation

During 2015, our Compensation Committee consisted of Messrs. Hellmold, Cellitti, Crowley, and Simonton none of whom, during 2015 was an officer or employee of the Company, nor had a relationship requiring disclosure under Item 404 of Regulation S-K (17 CFR §229.404). No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of the Company, served as a director of another entity, one of whose executive officers served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of the Company or served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

EXECUTIVE COMPENSATION

Unless the context requires otherwise, in this Executive Compensation section, including the Compensation Discussion and Analysis and the tables which follow it, references to “we,” “us,” “our” or similar terms are to the Company and our subsidiaries.

Compensation Discussion and Analysis

This compensation discussion and analysis describes the following aspects of our compensation system as it applies to our named executive officers as described in the summary compensation table set forth below (the “named executive officers”):

•	Our compensation philosophy and objectives;

•	The means we employ to achieve our compensation objectives, including the establishment of total direct compensation and the mix within that compensation;

•	The elements of compensation that are included within total direct compensation as well as other compensation items in addition to total direct compensation; and

•	The reasons we have elected to pay these elements of compensation to achieve our compensation objectives and how we determine the amount of each element.

Compensation Philosophy and Objectives

Our compensation philosophy is focused on incentivizing executives through the use of base salary, annual profit sharing incentives and long-term equity based incentive compensation in order to attract, motivate, reward and retain executives.

The Board of Directors has established an articulated compensation philosophy with the following primary objectives:

•	Attract, retain and encourage the development of highly qualified and motivated executives;

•	Provide compensation that is competitive with our peers and defined marketplace;

•	Provide compensation on both an annual and long-term basis and in a fashion that aligns the interests of executives with those of our stockholders in order to create long-term stockholder value; and

•	Enhance the connection between our business results and the compensation of executives, linking a material portion of executive compensation with performance;

To this end, the objectives of our compensation philosophy puts a strong emphasis on correlating the long-term growth of stockholder value with management’s most significant compensation opportunities.

Means of Achieving Our Compensation Objectives

The three primary components of compensation for our named executive officers include base salary, annual profit sharing opportunity and long-term equity based incentive compensation. Our named executive officers also participate in our 401(k) plan and receive medical, dental, vision, short-term disability, long-term disability and life insurance benefits consistent with those benefits for our other corporate salaried employees.

Determination of Compensation

Our Compensation Committee reviews, evaluates and recommends compensation policies for our named executive officers. All of the Compensation Committee members are familiar with the standard compensation levels in similar industries, and are knowledgeable regarding the current trends for compensating executive officers. The Board of Directors is responsible for the final determination concerning compensation of named executive officers; provided, however, that the Chief Executive Officer is not involved in, and abstains from, all discussions and decisions regarding his compensation as an executive officer. During 2015, the Compensation Committee retained Mathews, Young - Management Consulting (“Mathews, Young”) to assist in the review of 2015 compensation programs. In this regard, Mathews, Young compiled competitive data for base salaries, non-equity compensation, and equity incentive awards from a peer group of companies to be used to benchmark the appropriateness and competitiveness of our executive compensation. During 2015, there were no fees paid to Mathews, Young for services that were not related to executive or director compensation. The Compensation Committee has assessed the independence of Mathews, Young pursuant to Securities and Exchange Commission (“SEC”) rules and determined that Mathews, Young is independent and its work for the Compensation Committee does not raise any conflict of interest. The Compensation Committee also considered each named executive officer’s individual performance, the compensation objectives described above and peer group performance described below in determining compensation. Past stockholder advisory votes are taken into account by the Compensation Committee as affirmation by our stockholders of the Company's compensation policies and practices with respect to our named officers.

As part of its duty to review executive officer compensation programs, the Compensation Committee reviews and evaluates the Company’s equity incentive programs with consideration of the peer benchmark data and the Board’s overall compensation objectives. Stock grants are typically considered in May after the Company’s annual meeting. The Board made restricted stock grants to the named executive officers on May 14, 2015, May 16, 2014 and May 15, 2013 under the Long-Term Equity Incentive Plan.

Peer Group Analysis

To help facilitate the compensation review and to establish appropriate levels of compensation for directors and named executive officers, the Board retained Mathews, Young, a compensation and human resource firm, to compile competitive data for base salaries, non-equity compensation, and equity incentive awards from a peer group of companies. Because our market for executive talent is national, competitive data is reflective of the compensation levels of executives at companies of comparable size and complexity on both the local and national level. In addition, the information that is collected relates to companies with comparable manufacturing operations or geographic representation. The companies reviewed were publicly traded in the United States and had median sales of approximately $264 million. The data reviewed for these peer companies was derived from the publicly available SEC filings of these organizations. The companies comprising the peer group reviewed for establishing 2015 compensation levels were as follows:

Ceco Environmental Corp	Commercial Vehicle Group	Compx International Inc.
Continental Materials Corp	Dorman Products, Inc.	Douglas Dynamics Inc.
Eastern Co.	Freightcar America	Gentherm Inc.
Lydall Inc.	Manitex International	Motorcar Parts of America Inc.
PGT Inc.	Shiloh Industries Inc.	Sifco Industries
Stoneridge Inc.	Strattec Security Corp.	Sun Hydraulics Corp.
Supreme Industries Inc.	Synalloy Corp.	Twin Disc Inc.
UFP Technologies Inc.	Universal Stainless & Alloy Products, Inc.

Each element of compensation and total compensation for each of the Company’s named executive officers for 2015 is set forth below, along with the peer group median data, prepared by Mathews, Young, for comparison purposes:

	Base Salary		Non-Equity Compensation		Equity Awards		Total Compensation
	Actual	Peer Group Median	Actual (1)	Peer Group Median	Actual	Peer Group Median	Actual	Peer Group Median
Kevin L. Barnett President and Chief Executive Officer	$486,801	$460,000	$530,020	$427,000	$371,240	$348,000	$1,388,061	$1,235,000
Terrence J. O’Donovan VP, Marketing and Sales	$235,900	$247,000	$266,454	$136,000	$155,998	$104,000	$658,352	$487,000
William R. Ringling VP, Operations	$215,900	$250,000	$243,843	$126,000	$142,999	$120,000	$602,742	$496,000
John P. Zimmer VP, Secretary, Treasurer and Chief Financial Officer	$255,900	$252,000	$288,393	$125,000	$168,998	$173,000	$713,291	$550,000

(1)	Amounts represent the sum of non-equity incentive plan compensation and all other compensation as reflected in the summary compensation table.

We used this competitive data to determine the applicable market median for executive compensation among the peer group, which serves as a benchmark for analyzing compensation for each of our executive positions. Non-equity compensation and equity awards can vary significantly from year to year in relation to the peer group, depending on the Company’s performance in relation to that of the peer group. In years of higher profitability, the profit sharing (non-equity compensation) and equity amounts awarded to our executive officers may exceed the corresponding market median amounts of our peer group. In contrast, during years of lower profitability the Company’s profit sharing and equity awards may fall below the corresponding market median amounts of our peer group. Therefore, we also considered the five year average peer group market medians for non-equity compensation and equity awards. The five year average non-equity compensation and equity awards for the Company’s named executives, as prepared by Matthews Young and reviewed by the Compensation Committee were 119% and 47%, respectively, of the five year average market medians of our peer group.

We believe reviewing the approximate market median amounts from our peer group is an appropriate guide for establishing our executive compensation, because we expect to achieve at least median performance and that result balances the cost of the compensation program with the expected performance.

While we target total compensation at the market median, an executive’s actual total compensation could vary significantly depending upon the relationship between our actual performance and the performance of our peer group, particularly in regard to non-equity compensation. If our results are well above the peer group performance, executives have the opportunity to earn compensation that is well above the relevant market median. Conversely, executives may earn compensation that is well below the relevant market median if our performance is well below peer group levels.

Compensation Mix

We compensated our named executive officers through a combination of base salary, the opportunity for annual profit sharing incentive compensation and long-term equity based incentive compensation. The amount of total direct compensation for our named executive officers is allocated among the various types of compensation in a manner designed to achieve our overall compensation objectives based on the peer group median as described above. The annual profit sharing and long-term equity based incentive components target 55% of the executive officers' overall direct compensation with the remaining 45% relating to base salary. In years of higher profitability, the profit sharing and long-term equity amounts awarded to our executive officers could result in a compensation mix of more than our target. In contrast, during years of lower profitability our compensation mix of profit sharing and long term equity amounts is lower than our target.

The resulting compensation mix for our named executive officers for 2015 was approximately 64% annual profit sharing and long-term equity and 36% base salary. The resulting compensation mix for our named executive officers for 2014 was approximately 58% annual profit sharing and long-term equity and 42% base salary. The resulting compensation mix for our named executive officers for 2013 was approximately 51% annual profit sharing and long-term equity and 49% base salary. The Board considered the resulting compensation mix reasonable and appropriate in light of the performance achieved for each year and the market amounts from our peer group.

Elements of Direct Compensation

Base Salary

We use base salaries to provide a predictable level of current income for our named executive officers. Our base salaries are designed to assist in attracting, retaining and encouraging the development of qualified executives. The amount of each executive’s annual base salary is based on that executive’s position, skills and experience, individual performance and the salaries of executives with comparable positions and responsibilities at peer companies. When establishing base salaries for our named executive officers, we do not take into account awards previously made, including equity-based awards under our long-term incentive plans or profit sharing incentives. Base salary adjustments are approved by the Board, based upon recommendations of the Compensation Committee, typically on an annual basis, and take into account the named executive officer’s individual performance and pay relative to other peer group companies.

The Compensation Committee typically reviews officer compensation on an annual basis. The last time the Compensation Committee reviewed base salaries was in May of 2015, with base salary adjustments effective June 1, 2015.

Profit Sharing Program

The Board has established an annual profit-sharing program (the “Profit Sharing Plan”) for all non-represented and salaried employees, including its named executive officers. This program was designed to align the interests of such individuals with those of our stockholders by directly tying profit sharing payments to our overall financial performance. This program has historically been used to create a profit sharing pool based upon fifty percent of our earnings before taxes (“EBT”) above a threshold established by the Board. This threshold was based upon 8% of the Company’s “adjusted assets.” Adjusted assets include total assets, plus the net present value of leased equipment, less cash, construction in process, deferred tax assets, intangible assets, and total debt. The intent of such threshold is to begin creating a profit sharing pool only after achieving a reasonable return on assets employed in the operations of the Company for our stockholders. The profit sharing pool was limited to a maximum of 20% of EBT.

The profit sharing threshold was $8,501,000, $6,412,000 and $5,636,000 in 2015, 2014 and 2013, respectively. The profit sharing pool was $4,542,000 for 2015, $3,631,000 for 2014, $2,475,000 for 2013, and was limited to 20% of EBT in each of these years.

Under the Profit Sharing Program, as approved by the Board, 27%, 30% and 26% of the profit sharing pools noted above were allocated to our named executive officers for 2015, 2014, and 2013, respectively, with the remaining amount of the pool allocated to all other participating employees. Our named executive officers receive no other cash bonus compensation in 2015, 2014 or 2013. The Executive Cash Incentive Plan, as outlined in Proposal 2 and attached as Exhibit A will replace the Profit Sharing Program for our named executives beginning in 2016 in order to satisfy the conditions of "performance based" under the Internal Revenue Code Section 162(m). The Board has selected performance targets for 2016 that are similar to performance criteria per the existing Profit Sharing Program.

Long-Term Stock-Based Compensation

The Board administers the Core Molding Technologies, Inc. 2006 Long-Term Equity Incentive Plan, as amended by the stockholders in 2015 (as amended, the “2006 Plan”). The 2006 Plan allows for the grant of incentive and nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance units and other awards. The Board also administers the Core Molding Technologies, Inc. 2002 Employee Stock Purchase Plan, as amended by the stockholders in 2013 (as amended, the “Stock Purchase Plan”). The Stock Purchase Plan provides eligible employees, including named executive officers, with the opportunity to acquire our common stock, and thereby develop a further incentive for such individuals to share in our future success and further link and align the personal interests of such individuals to those of our stockholders. The 2006 Plan and the Stock Purchase Plan are the primary methods for providing stock-based compensation to our named executive officers.

Restricted Stock. Pursuant to the 2006 Plan, the Board of Directors established a restricted stock program in May of 2006. The Compensation Committee reviews and considers equity incentive programs as part of its duty to review executive officer compensation programs.

In 2015, 2014 and 2013, the Board granted our named executive officers, directors and other key managers' shares of restricted common stock pursuant to the 2006 Plan. To reinforce the commitment to long-term results and retain named executive officers, each restricted stock grant vests in three equal installments over the next three (3) years following the date of the grant, with all restricted stock grants being fully time vested upon the date of the recipient’s 65th birthday and accelerated vesting upon death, disability or “change-in-control” (as described in the 2006 Plan).

The restricted stock grants also contained stock ownership vesting requirements, such that each restricted stock grant does not vest until the recipient owns and retains shares of our common stock equal in value to 100% of the recipient’s base salary at the date of grant, if a named executive officer. Each recipient’s unvested stock grants may only account for up to 50% of the total ownership requirement. The stock ownership requirement is eliminated for participants upon the date of the recipient’s 60th birthday. The Board believes that this stock ownership requirement is a way to align more closely the interests of the named executive officers with those of the stockholders, giving such named executive officers a more vested stake in our long-term performance.

The Company has no established specific performance targets associated with restricted stock grants; however all restricted stock grants are subject to recipients’ meeting overall individual performance expectations. In 2015, restricted stock grants were calculated at 75% of annual base salary for the Chief Executive Officer and 65% of annual base salary for all other named executive officers. In 2014, annual restricted stock grants were calculated at 65% of annual base salary for the Chief Executive Officer and 50% of annual based salary for all other named executive officers. In 2013 restricted stock grants were calculated at 30% of each named executive officer's annual base salary. Restricted stock grants are divided by the Company’s average of the high and low share price on the date the restricted stock grant is granted. The Board increased the value of restricted stock grants in 2015 and 2014 to better align equity awards of our executive officers to the peer group median. At times, pro rata consideration is given to the date of hire for new named executive officers and directors with respect to the grant date for restricted stock. The Company’s restricted stock grants are part of the overall compensation mix for named executive officers and the Board believes that the current restricted stock awards for each of the named executive officers helps to achieve the Company’s overall compensation objectives of incentivizing executives in order to attract, motivate and reward their efforts on behalf of the Company and its stockholders and sufficiently aligns the interests of the Company’s named executive officers with stockholders in order to achieve long-term growth.

Awards made to named executive officers in 2015, 2014 and 2013 were as follows:

	2015	2014	2013
Name	Restricted Stock Awards	Restricted Stock Awards	Restricted Stock Awards
Kevin L. Barnett	15,221	21,188	12,836
Terrence J. O’Donovan	6,396	8,517	6,188
William R. Ringling(1)	5,863	—	—
John P. Zimmer	6,929	9,763	6,320

(1)	Mr. Ringling was hired on November 17, 2014, which was after the annual restricted stock grants in May 2014.

In establishing the award levels for restricted stock grants in 2015, 2014 and 2013, the Board did not consider the equity ownership levels of the recipients or compensation previously paid, including prior stock-based awards that were fully vested. The Board’s primary focus in granting such restricted stock awards is to focus on retention of executives in light of prevailing competitive conditions and to motivate executives in ways that support our strategic direction.

Our current and intended future practice is to make restricted stock awards at the Board meeting held in conjunction with the annual meeting of stockholders. This meeting customarily is held in May, and this practice permits us to consider the prior-year results and future expectations when making new grants. From time to time, we also may grant awards in connection with new hires and promotions, at the time of those events.

Employee Stock Purchase Program. We maintain the Stock Purchase Plan, as referenced above, under which all of our employees, including our named executive officers, are permitted to participate. Accumulated employee elective payroll deductions are used to purchase shares of our common stock quarterly on or about February 1, May 1, August 1 and November 1 at a 15% discount to the average of the high and low trading price of the common stock on the NYSE MKT LLC on the date of purchase. The Board believes that this broad-based plan encourages stock ownership by all of our employees.

Other Elements of Compensation

Benefits

We provide our named executive officers with medical, dental, vision, short-term disability, long-term disability and life insurance benefits under the same programs used to provide benefits to our other corporate salaried employees.

401(k) Plan

We maintain a defined contribution tax-qualified retirement plan called the “Core Molding Technologies, Inc. 401(k) Retirement Savings Plan” (the “401(k) Plan”), which provides for broad-based employee participation, including for our named executive officers. The 401(k) Plan is designed to encourage savings for retirement, as we do not maintain a defined benefit plan that provides a specified level of income following retirement for named executive officers or other employees.

Under the 401(k) Plan, all of our eligible employees, including our named executive officers, may contribute earnings on a pre-tax basis to the 401(k) Plan up to the maximum limit then in effect under applicable law, and receive matching contributions from us that are subject to vesting over time. The matching contribution equals 25% of the first 6% of earnings deferred by each participant to the 401(k) Plan, which includes all salary and wages that are subject to income tax withholding (except for disqualifying dispositions of incentive stock options and vesting of restricted stock awards).

In addition, we make an automatic employer contribution equal to 3% of each participant’s base salary. This contribution is made for all eligible employees, regardless of whether they make any pre-tax contributions. Finally, if a participant is at least age 35, we may make a retirement contribution based upon such participant’s base salary, which equals 1.5% of such participant’s earnings if such participant is age 35 to 44, and 3.5% of base salary if such participant is age 45 or older. This contribution is subject to Board approval, and is made only if the participant is employed on the last day of the year.

We offer the 401(k) Plan because it provides our employees, including our named executive officers, with a way to save for retirement. We intend to evaluate the 401(k) Plan for competitiveness in the marketplace from time to time, but we do not anticipate taking the level of benefits provided into account in determining our executives’ overall compensation packages in the coming years.

Perquisites

In general, we believe that perquisites should not constitute a consequential portion of any named executive officer’s compensation. As a result, any perquisites received by the Company’s named executive officers were de minimis, and none of the Company’s named executive officers received perquisites in excess of $1,000.

Executive Severance Arrangements

We have entered into executive severance agreements with Messrs. Barnett, O’Donovan, Ringling, and Zimmer that specify payments in the event the executive officer’s employment is terminated after a change in control. We believe that such executive severance agreements serve to assure the stability and continuity of our executive officers upon the occurrence of any change in control event, as well as to assure the effectiveness of existing retention and incentive features of the Company’s compensation program. See further disclosure below under “Potential Payments Upon Change of Control or Termination” for more information.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation in excess of $1 million in any taxable year paid to the chief executive officer or the three next most highly compensated executive officers (excluding the chief financial officer). However, compensation in excess of $1 million is deductible if it meets the criteria for being “performance based” within the meaning of Section 162(m). Time-based restricted stock awards and cash payments paid under our Profit Sharing Plan did not satisfy such conditions in 2015. The Executive Cash Incentive Plan, as outlined in Proposal 2, would satisfy the conditions to be "performance based" under Section 162(m).

We generally endeavor to award compensation in a manner that satisfies the conditions for tax deductibility. However, we will not necessarily limit executive compensation to amounts deductible under Section 162(m), but rather intend to maintain the flexibility to structure our compensation programs so as to best promote our interests and the interests of our stockholders and best incentivize our executives, including our named executive officers.

Conclusion

Our compensation programs are designed and administered in a manner consistent with our executive compensation philosophy and objectives. Our programs emphasize the retention of key executives and appropriate rewards for results. Our Compensation Committee monitors these programs in recognition of the marketplace in which we compete for talent, and will continue to emphasize pay-for-performance and equity based incentive programs that reward our named executive officers for results that are consistent with our stockholders’ interests.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based upon our review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Compensation Committee

Ralph O. Hellmold, Chairman
Thomas R. Cellitti
James F. Crowley
James L. Simonton

Summary Compensation Table

The table below summarizes the total cash and non-cash compensation paid or earned by each named executive officer for the years ended December 31, 2015, 2014 and 2013.

In May of 2015, the base salaries of the named executive officers of the Company were reviewed by the Compensation Committee of the Board of Directors, as described in the “Compensation Discussion and Analysis,” and were approved by the Board of Directors, with base salary adjustments effective June 1, 2015.

The Company has not entered into any employment agreements with any of the named executive officers although the Company has entered into certain executive severance agreements as further described below under “Potential Payments upon Change in Control or Termination.” Additional information related to each component of compensation for each named executive officer is provided above in the Compensation Discussion and Analysis.

Name and Principal Position		Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation(3)	Total
	Year	($)	($)	($)	($)	($)	($)	($)	($)

Kevin L. Barnett	2015	486,801	—	371,240	—	508,820	—	21,200	1,388,061
President and Chief	2014	452,884	—	255,000	—	407,087	—	20,800	1,135,771
Executive Officer	2013	409,519	—	117,000	—	285,796	—	20,400	832,715

Terrence J. O’Donovan, Sr.	2015	235,900	—	155,998	—	246,566	—	19,888	658,352
Vice President,	2014	218,942	—	102,500	—	196,802	—	18,131	536,375
Marketing and Sales	2013	197,481	—	56,404	—	137,818	—	16,661	408,364

William R. Ringling	2015	215,900	—	142,999	—	225,647	—	18,196	602,742
Vice President,	2014	20,192	—	—	—	18,150	—	1,555	39,897
Operations	2013	—	—	—	—	—	—	—	—

John P. Zimmer Vice President, Secretary,	2015	255,900	—	168,998	—	267,484	—	20,909	713,291
Treasurer and Chief	2014	243,360	—	117,500	—	218,751	—	19,106	598,717
Financial Officer	2013	31,633	—	70,500	—	22,076	—	2,056	126,265

(1)
The amounts in the Stock Awards column reflect the aggregate fair value of performance-based restricted stock awards based on the fair value on the date of grant, in accordance with FASB ASC Topic 718, excluding the effects of estimated forfeitures. Assumptions used in the calculation of this amount are included in the footnote entitled “Stock Based Compensation” to the Company’s audited financial statements for the years ended December 31, 2015, 2014 and 2013, included in the Company’s Annual Reports on Form 10-K as filed with the Securities and Exchange Commission.

(2)
The amounts in the Non-Equity Incentive Plan Compensation column represent compensation paid to our named executive officers under the Company’s Profit Sharing Plan. Such compensation is paid to the named executive officers based upon the Company’s earnings levels for the year in excess of a base threshold, as described in the “Compensation Discussion and Analysis” section above. The amounts in this column were earned for the years ended December 31, 2015, 2014 and 2013 and were paid to each named executive officer in the year following the year earned. Each named executive officer received a portion of the executive officer profit sharing pool based upon the ratio of his base salary each year to the total base salaries for all named executive officers in the aggregate. For 2015, 2014 and 2013, the executive officer profit sharing pool totaled $1,248,517, $1,100,790, and $649,962, respectively.

(3)
Includes contributions by the Company to its 401(k) Plan for salaried employees. The Company makes contributions to its 401(k) Plan in several ways. These contributions are made on earnings up to annual limitations set by the Internal Revenue Service. The Company makes a matching contribution equal to 25% of the first 6% of earnings deferred by each participant to the 401(k) Plan, which includes all salary and wages that are subject to income tax withholding (except for disqualifying dispositions of incentive stock options and vesting of restricted stock awards). In addition, the Company makes an automatic employer retirement contribution equal to 3% of each participant’s base salary. This contribution is made for all eligible employees, regardless of whether they make any pre-tax contributions. Finally, if a participant is at least age 35, the Company may make a retirement contribution based upon such participant’s earnings, which equals 1.5% of such participant’s earnings if such participant is age 35 to 44, and 3.5% of earnings if such participant is age 45 or older. This contribution is normally made only if the participant is employed on the last day of the year. Matching contributions for the year ended December 31, 2015 were $3,975 for Messrs. Barnett and O’Donovan, $3,633 for Mr. Ringling and $3,684 for Mr. Zimmer. Retirement contributions during the year ended December 31, 2015 were $17,225 for Messrs. Barnett and Zimmer, $15,912 for Mr. O’Donovan, $14,562 for Mr. Ringling. Matching contributions for the year ended December 31, 2014 were $3,900 for Messrs. Barnett and O’Donovan, $242 for Mr. Ringling and $3,288 for Mr. Zimmer. Retirement contributions during the year ended December 31, 2014 were $16,900 for Mr. Barnett, $14,231 for Mr. O’Donovan, $1,313 for Mr. Ringling and $15,818 for Mr. Zimmer. Matching contributions for the year ended December 31, 2013 were $3,825 for Messrs. Barnett and O’Donovan. Retirement contributions during the year ended December 31, 2013 were $16,575 for Mr. Barnett, $12,836 for Mr. O’Donovan, and $2,056 for Mr. Zimmer.

Grants of Plan-Based Awards

The following table summarizes the 2015 grants of equity and non-equity incentive plan-based awards to the named executive officers. All of these equity and non-equity incentive plan awards were granted under the 2006 Core Molding Technologies, Inc. Long-Term Equity Incentive Plan and the Core Molding Technologies, Inc. Profit Sharing Plan, as further described above in the “Compensation Discussion and Analysis.”

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
	Grant Date	Threshold ($)	Target ($)	Maximum($)	Threshold (#)	Target (#)	Maximum(#)

Kevin L. Barnett			508,820
	5/14/2015	—	—	—	—	—	—	15,221	—	—	371,240

Terrence J. O’Donovan, Sr.			246,566
	5/14/2015	—	—	—	—	—	—	6,396	—	—	155,998

William R. Ringling			225,647
	5/14/2015	—	—	—	—	—	—	5,863	—	—	142,999

John P. Zimmer			267,484
	5/14/2015	—	—	—	—	—	—	6,929	—	—	168,998

(1)
Represents amounts awarded under the Profit Sharing Plan for 2015 performance, as set forth in the Summary Compensation Table and further described above in “Compensation Discussion and Analysis.” The maximum and minimum thresholds are not applicable to the Profit Sharing Plan. Such compensation is paid to the named executive officers based upon the Company’s earnings levels for the year in excess of a base threshold, as described in the “Compensation Discussion and Analysis” section above, rather than upon the date of grant. Thus, the amounts in this column were earned for 2015 and were paid out to the named executive in 2016.

(2)
The Board of Directors awarded restricted stock grants in 2015 in accordance with the 2006 Plan. Restricted stock granted under the plan requires the individuals receiving the grants to acquire and maintain certain common stock ownership thresholds through age 60 and vest over three years or upon the date of each participant’s sixty-fifth birthday. All shares were granted based on a share price of $24.39 on May 14, 2015.

Outstanding Equity Awards at December 31, 2015

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Kevin L. Barnett	—	—	—	—	—	33,624	431,396	—	—
Terrence J. O’Donovan, Sr.	—	—	—	—	—	14,136	181,365	—	—
William R. Ringling	—	—	—	—	—	5,863	75,222	—	—
John P. Zimmer	—	—	—	—	—	23,012	295,244	—	—

(1)
All grants vest one-third each year after they are issued, assuming required stock ownership thresholds are met, as further described above in “Compensation Discussion and Analysis.” Mr. Barnett and Mr. O'Donovan have met the ownership requirements of the plan for all unvested grants. Mr. Ringling and Mr. Zimmer have not yet met the ownership requirements for their unvested grants.

(2)
The market value of the restricted shares is based on the closing sales price of the Company’s common stock on the NYSE MKT LLC as of the last business day of the year ended December 31, 2015, which was $12.83 per share.

The following table shows the number of shares of common stock acquired by the named executive officers upon the exercise of options and the vesting of restricted stock during 2015:

Options Exercised and Stock Vested

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)(1)
Kevin L. Barnett	—	—	16,105	394,160
William R. Ringling	—	—	—	—
Terrence J. O’Donovan, Sr.	—	—	7,173	161,201
John P. Zimmer	—	—	—	—

(1)	Calculated using the average of the high and low stock selling price on the date shares vested.

Potential Payments upon Change in Control or Termination

Payments upon a Termination in connection with a Change in Control

We have entered into an amended and restated executive severance agreement with each of our named executive officers that provides for certain benefits upon the occurrence of a change in control. The following describes and quantifies the payments that each named executive officer would receive if we had a change in control and such named executive officer’s employment was terminated following the change in control. The summaries assume that the change in control occurred on December 31, 2015 and the relevant stock price is the closing market price of our common stock on the NYSE MKT LLC on December 31, 2015, which was $12.83.

Under each executive severance agreement, upon a “change in control,” each named executive officer shall be entitled to continue to receive his then-current base salary for the remainder of the term of the agreement, as may be extended from time to time, as well as continuing to receive all benefits under any plans or programs in which the named executive officer then participates (including our Profit Sharing Plan, the 2006 Plan, Stock Purchase Plan, 401(k) Plan, vacation, dental, life, health and accident, disability or deferred compensation plans). A “change in control” is defined as any of the following: (a) the consummation of a reorganization, merger or other consolidation or sale of substantially all of our assets, resulting in less than 50% of the combined voting power of such resulting entity being held by the holders of our voting stock immediately prior to such transaction; (b) the filing of a beneficial ownership report disclosing that any person has become a beneficial owner of securities representing 50% or more of our voting stock; or (c) over a period of 2 consecutive years, the members of the board of directors in place at beginning of any such period cease to constitute a majority of the board, subject to certain circumstances.

In addition, if within the two-year period following a change in control, we terminate the employment of a named executive officer other than for “cause” (as described in the agreement) or for death or disability, or the named executive officer terminates his employment for “good reason” (as described in the agreement), each named executive officer shall be entitled to the following:

•	Full base salary earned through date of termination at the rate then in effect at the time notice for termination is given;

•
In lieu of any further salary payments for periods subsequent to the date of termination, a lump-sum payment equal to 2.99 times the sum of (a) the average of base salary as reported on such named executive officer’s W-2 form for the 5 calendar years prior to the year in which termination occurs and (b) the average of the cash profit sharing incentives earned by the named executive officer as reported on the named executive officer’s W-2 form for the 5 calendar years prior to the year in which such termination occurs; provided, however that the sum of the amounts in clauses (a) and (b) above shall not exceed 2.99 times of the base amount as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, or any successor provision; and

•	The immediate vesting of all unvested stock options, stock appreciation rights and restricted stock awards.

The payments that would have been made to the named executive officers, assuming a change in control and related termination occurred on December 31, 2015, are as follows:

	Lump Sum Payment	Value of Accelerated Restricted Stock Vesting	Total Value of Change in Control Severance
Name	($)	($)(1)	($)
Kevin L. Barnett	2,431,810	431,396	2,863,206
Terrence J. O’Donovan Sr.	1,175,293	181,365	1,356,658
William R. Ringling	1,268,432	75,222	1,343,654
John P. Zimmer	1,389,166	295,244	1,684,410

(1)	The amounts in Value of Accelerated Restricted Stock Vesting represent the value of all unvested restricted stock at December 31, 2015.

Payments upon a Termination not in connection with a Change in Control

Restricted Stock. Assuming the employment of a named executive officer was terminated due to death, disability, or retirement at age 65 as of December 31, 2015, each named executive officer would be entitled, under the 2006 Plan, to the amounts set forth under “Value of Accelerated Restricted Stock Vesting” in the table above. All named executive officers who terminate for any reason other than death, disability or retirement at age 65 shall forfeit all rights to any unvested restricted stock awards.

DIRECTOR COMPENSATION

The Company uses a combination of cash and equity-based incentive awards to attract and retain qualified candidates to serve on the Board of Directors. The Compensation Committee from time to time reviews the adequacy and competitiveness of the amount of the annual director’s fee, committee fees and meeting attendance fees and makes adjustments as it deems appropriate. As previously noted, the Board engaged Mathews, Young to complete a comprehensive compensation survey, which included peer group analysis of non-employee director compensation. In May 2015, the Compensation Committee reviewed this survey information and as a result of this review increased quarterly Chairman Director and Director fees beginning with the second quarterly payment for 2015. All committee fees remained the same for 2015. Only non-employee directors receive director compensation.

The non-employee directors are compensated on an annual basis as follows:

Cash Compensation	Annual Compensation (paid quarterly)
Director Fee (excluding Chairman)	$44,000
Chairman Director Fee	$56,000
Audit Committee Chairman Fee	$4,000
Development Committee Chairman Fee	$4,000
Compensation Committee Chairman Fee	$2,000
Executive Resource Committee Chairman Fee	$2,000
Development Committee Fee	$4,000
Executive Resource Committee Fee	$1,000

The non-employee directors are also compensated for attendance for each scheduled meeting for the following committees:

Cash Compensation	Compensation per Meeting (paid quarterly)
Board of Directors Meeting(1)	$1,000
Audit Committee Meeting	$1,000
Compensation Committee Meeting	$1,000

(1)	Board of Directors attendance fees are only paid for five regularly scheduled meetings during the year.

In May 2015, the Board granted our non-employee directors shares of restricted common stock pursuant to the 2006 Plan. Each restricted stock grant vests in 3 equal installments over the next three (3) years following the date of the grant, with all restricted stock grants being fully time vested upon the date of the recipient’s 65th birthday and vesting accelerated upon death, disability or “change-in-control” (as described in the 2006 Plan). Awards made to directors (excluding Mr. Barnett who does not receive a separate restricted stock award in his capacity as a director) in 2015 were as follows:

Name	2015 Restricted Stock Awards (#)	2015 Restricted Stock Awards ($)(1)
Thomas R. Cellitti	1,550	37,800
James F. Crowley	1,550	37,800
Ralph O. Hellmold	1,550	37,800
Matthew E. Jauchius	1,550	37,800
James L. Simonton	3,100	75,600
Andrew O. Smith(2)	1,633	18,900

(1)
The Board of Directors awarded restricted stock grants in 2015 in accordance with the 2006 Plan. Restricted stock granted under the plan requires the individuals receiving the grants to acquire and maintain certain common stock ownership thresholds through age 60 and vest over three years or upon the date of each participant’s sixty-fifth birthday. All shares, except for Mr. Smith's, were granted based on a share price of $24.39 on May 14, 2015. Mr. Smith shares were granted based on a share price of $11.57 on December 10, 2015.

(2)	Andrew O. Smith was elected on August 6, 2015, which was after the 2015 Grant, therefore the Board elected to make a pro-rata grant to Mr. Smith in 2015.

The restricted stock grants also contained stock ownership vesting requirements, such that each restricted stock grant does not vest until the director owns and retains shares of our common stock equal in value to 100% of each director’s annual director fee. All non-employee directors, except for Mr. Smith, have met this stock ownership requirement.

The table below summarizes the compensation paid by the Company to non-employee directors for the year ended December 31, 2015.

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name(1)	($)	($)(2)	($)	($)	($)	($)	($)
Thomas R. Cellitti	58,000	37,800	—	—	—	—	95,800
James F. Crowley	62,000	37,800	—	—	—	—	99,800
Ralph O. Hellmold	60,000	37,800	—	—	—	—	97,800
Matthew E. Jauchius	57,000	37,800	—	—	—	—	94,800
James L. Simonton	70,750	75,600	—	—	—	—	146,350
Andrew O. Smith	25,000	18,900	—	—	—	—	43,900

(1)
Kevin L. Barnett, the Company’s President and Chief Executive Officer during the year ended December 31, 2015 is not included in this table, as he was an employee of the Company and thus received no compensation for his services as a director. The compensation received by Mr. Barnett as an employee of the Company is shown above in the Summary Compensation Table.

(2)
The amounts in Stock Awards reflect the aggregate fair value of the performance-based restricted stock awards based on the fair value on the date of grant, in accordance with FASB ASC Topic 718, excluding the effects of estimated forfeitures. Assumptions used in the calculation of this amount are included in the footnote titled “Stock Based Compensation” to the Company’s audited financial statements for the year ended December 31, 2015, as included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2016.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of five directors, none of whom is an employee of the Company. The Audit Committee is governed by a charter as reassessed and approved by the Board of Directors on March 15, 2016. In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

During the year ended December 31, 2015, the Audit Committee met four times. The Audit Committee discussed the interim financial information contained in quarterly earnings announcements with both management and the independent registered public accounting firm prior to the public release of quarterly information.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from Crowe Horwath a formal written statement describing all relationships between Crowe Horwath and the Company that might bear on Crowe Horwath’s independence consistent with Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” discussed with Crowe Horwath any relationships that may impact their objectivity and independence and satisfied itself as to their independence. The Audit Committee also discussed with management and Crowe Horwath the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with Crowe Horwath their audit scope and their identification of audit risks.

The Audit Committee discussed and reviewed with Crowe Horwath all communications required by auditing standards generally accepted in the United States of America, including those matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T, and, with and without management present, discussed and reviewed the results of Crowe Horwath’s examination of the financial statements. Management also discussed with Crowe Horwath those matters required to be discussed under the regulations of the Securities and Exchange Commission and U.S. Public Company Accounting Oversight Board.

The Audit Committee reviewed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2015, with management and Crowe Horwath. Management has the responsibility for the preparation of the Company’s financial statements and Crowe Horwath has the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

Audit Committee

James F. Crowley, Chairman
Thomas R. Cellitti
Ralph O. Hellmold
Matthew E. Jauchius
James L. Simonton

AUDIT FEES

The aggregate fees paid or accrued to Crowe Horwath for professional services rendered for the audit of the Company’s annual financial statements and the review of financial statements included in the Company’s quarterly report on Forms 10-Q were $222,565 and $190,800 for the years ended December 31, 2015 and 2014, respectively.

AUDIT RELATED FEES

No fees were paid or accrued to Crowe Horwath for assurance related services by Crowe Horwath for the years ended December 31, 2015 and 2014.

ALL OTHER FEES

The aggregate fees paid or accrued to Crowe Horwath for professional services rendered for the annual audit of the Company’s 401(k) plans were $23,250 and $22,500 for the years ended December 31, 2015 and 2014, respectively. There were no fees billed to the Company for tax related services by Crowe Horwath for the years ended December 31, 2015 and 2014.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since January 1, 2015 there has not been any transaction or series of similar transactions to which the Company was or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any Board member, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest (as defined in Item 404 of Regulation S-K (17 CFR §229.404)). It is our internal policy that all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended, be reviewed and approved by the Board of Directors. Under Item 404 of Regulation S-K, this requirement would generally apply to transactions exceeding $120,000 between us and any related persons.

LIMITATION ON OWNERSHIP

The Company’s Certificate of Incorporation and Bylaws contain certain provisions designed to discourage specific types of transactions involving an actual or threatened change of control of the Company. These provisions, which are designed to make it more difficult to change majority control of the Board of Directors without its consent, include the following:

Removal of Directors — This provision provides that a director of the Company may be removed with or without cause only upon the vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors.

Supermajority Approval — This provision requires that a merger and certain other transactions (as outlined in the Certificate of Incorporation) be approved by the affirmative vote of the holders of at least 66 2/3% of the then outstanding shares of the Company’s common stock. Such affirmative vote is required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified by law.

Amendments — This provision requires that any amendment to the provisions relating to the removal of directors be approved by the holders of at least 80% of the then outstanding shares of voting stock, and any amendment to provisions requiring the approval of the holders of at least 66 2/3% of the then outstanding shares of voting stock be approved by the holders of at least 66 2/3% of the then outstanding shares of voting stock.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Composition of the Board of Directors

At the annual meeting, the stockholders will elect seven (7) directors to hold office until the election and qualification of their successors or until their earlier resignation, death, disqualification or removal from office.

The intention of the proxies is to vote the shares of common stock they represent for the election of Kevin L. Barnett, Thomas R. Cellitti, James F. Crowley, Ralph O. Hellmold, Matthew E. Jauchius, James L. Simonton and Andrew O. Smith, unless the proxy is marked to indicate that such authorization is expressly withheld. Each nominee is currently a member of the Board of Directors. All of the nominees have stated their willingness to serve and the Company is not aware of any reason that would cause any of the nominees to be unavailable to serve as a director should they be elected at the annual meeting. If any of the nominees should become unavailable for election, the proxies may exercise discretionary authority to vote for a substitute nominee proposed by the Board of Directors. Information with respect to the background and experience of each of the seven nominees currently serving on the Board of Directors is set forth above under the heading “Directors and Executive Officers of Core Molding Technologies, Inc.”

Under Delaware law and the Bylaws of the Company, the stockholders will elect as directors the seven (7) nominees receiving the greatest number of votes. The Company will count shares of common stock as to which voting authority is withheld for quorum purposes but will not count those shares toward the election of directors or toward the election of individual nominees specified in the form of proxy.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. BARNETT, CELLITTI, CROWLEY, HELLMOLD, JAUCHIUS, SIMONTON AND SMITH.

PROPOSAL NO. 2
TO APPROVE THE EXECUTIVE CASH INCENTIVE PLAN OF
CORE MOLDING TECHNOLOGIES, INC.

We are seeking stockholder approval of the 2016 Executive Cash Incentive Plan of Core Molding Technologies, Inc. (the “Plan”) to allow for the payment of performance-based compensation to certain executive officers of the Company exempt from the deduction limitation contained in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan, if approved by the stockholders, will replace any former Core Molding Technology Cash Profit Sharing Plan with respect to participating employees.
A copy of the Plan, as approved by our Board of Directors on March 15, 2016, is attached to this Proxy Statement as Exhibit A. The following summary of the Plan does not purport to be complete and is qualified by reference to the Plan itself.
Administration
The Plan is administered by our Compensation Committee, or such other committee as maybe designated by the Board of Directors. The Compensation Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. Any decisions of the Compensation Committee are final, conclusive and binding.
Eligible Employees and Participation
The Plan authorizes the Compensation Committee to select the employees to be granted awards under the Plan, which may be any employee of the Company, including the Company’s executive officers. The number of eligible participants in the Plan will vary from year to year at the discretion of the Compensation Committee. As of December 31 2015, the Company had approximately 1,525 employees. Currently, the Compensation Committee expects to grant awards under the Plan only to executive officers; for fiscal 2016 there are four executive officers expected to participate in the Plan.
Awards
Each year the Compensation Committee will establish award opportunities and performance targets for participants in the Plan. Award opportunities will be based solely upon the attainment of performance targets related to one or more performance goals selected by the Compensation Committee from among a list of goals specified in the Plan. The performance goals and payout formulas need not be the same for each participant. The compensation committee will also designate one or more performance periods, which maybe based on a fiscal year or any other period designated by the Compensation Committee. The maximum compensation amount payable to any Covered Officer (as defined in the Plan) for any calendar year under the Plan shall be $1,000,000.
Following the close of a performance period, the Compensation Committee will evaluate the Company’s actual performance against the performance targets to determine the actual bonus to be paid under the Plan. Participants must achieve the performance goals established by the Compensation Committee in order to receive an award under the Plan.
Performance Goals and Business Criteria
The performance goals are based solely on one or more or any combination of the following business criteria: earnings before interest, taxes, depreciation and/or amortization; operating income or profit; operating efficiencies; return on equity, assets, adjusted net assets, capital, capital employed, or investment; after tax operating income; net income; earnings or book value per share; cash flow(s); total sales or revenues or sales or revenues per employee, including total value of contracts executed in a given time period; stock price or total stockholder return; cost of capital or assets under management; and strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures. In addition, to the extent consistent with Section 162(m) of the Code, the performance goals may be calculated without regard to certain extraordinary items.

Certification
No awards will be paid for a performance period until the Compensation Committee has certified in writing whether the applicable performance goals have been met. The Compensation Committee retains the discretion to adjust any award payable to a participant; provided that, with respect to any Covered Officer (as defined in the Plan), the Compensation Committee may exercise discretion only to reduce the amount otherwise payable to any Covered Officer.
Payment
The award payable as determined by the Compensation Committee must be paid after the end of the performance period. Except as the Compensation Committee may otherwise determine in its sole and absolute discretion, termination of a participant’s employment prior to the end of the performance period will result in the forfeiture of the award by the participant as a participant must be actively employed on the date of the award payment in order to receive an award.
Amendment or Termination
The Compensation Committee may alter, amend, suspend or discontinue the Plan at any time without stockholder approval, except if stockholder approval is required for payments that are made under the Plan to qualify for treatment as performance-based compensation under Section 162(m) of the Code or to conform to any regulation or any change in law applicable to the Plan. No amendment, alteration, suspensions or discontinuation may be made which would impair any of the rights or obligations under any award previously granted to a participant without that participant’s consent except as may be required in order to comply with the requirements of Section 162(m) of the Code or Section 409A of the Code. No consent is required, however, for the Compensation Committee to amend the Plan in such manner as it deems necessary to permit the granting of awards under the Plan to meet the requirements of any applicable law, rule or regulation.
Federal Income Tax Consequences
Payments made under the Plan will be taxable to the recipients when paid (unless the award otherwise becomes subject to taxation under the Code), and the Company or the subsidiary of the Company which employs the recipient will generally be entitled to a Federal income tax deduction in the calendar year for which the amount is paid.
YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE CORE MOLDING TECHNOLOGIES, INC. EXECUTIVE CASH INCENTIVE PLAN.

PROPOSAL NO. 3
ADVISORY VOTE ON FREQUENCY OF VOTES
ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act, the Board of Directors is seeking advisory stockholder approval on the frequency of advisory stockholder votes on compensation of the named executive officers through the following resolution:

RESOLVED, that the stockholders advise that an advisory resolution with respect to executive compensation should be presented to the stockholders every one, two or three years as reflected by their votes for each of these alternatives in connection with this resolution.

In voting on this resolution, you should mark your proxy for one, two or three years based on your preference as to the frequency with which an advisory vote on executive compensation should be held. If you have no preference you should abstain.

The Board believes that emerging corporate practices and governance trends favor an annual advisory vote and has determined to hold an annual advisory vote. This would give stockholders the opportunity to react promptly to emerging trends in compensation, and the Board and the Compensation Committee the opportunity to evaluate compensation decisions in light of yearly feedback from stockholders.

Because your vote is advisory, it will not be binding upon the Board. However, the Board will take into account the outcome of the vote when considering the frequency of advisory shareholder approval of the compensation of named executive officers.

Although we are only required to conduct an advisory vote on the frequency of votes on executive compensation every six years, we believe that holding an annual vote on executive compensation will allow the shareholders and our Board to promptly consider executive compensation as emerging corporate practices and governance trends develop. The Board of Directors believes the annual vote on executive compensation reflects a best practice in corporate governance.

YOUR BOARD OF DIRECTORS RECOMMENDS HOLDING AN ADVISORY VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS "ON AN ANNUAL BASIS."

PROPOSAL NO. 4
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is presenting the following proposal, which gives you the opportunity to vote on a non-binding advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to SEC rules. This disclosure includes the Compensation Discussion and Analysis (“CD&A”), the compensation tables, and the accompanying narrative compensation disclosures. Stockholders are asked to vote on the following resolution:

RESOLVED, that the compensation of the named executive officers, as disclosed in the proxy statement for the Company’s 2016 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission, is hereby approved.

We understand that executive compensation is an important matter for our stockholders. Our executive compensation philosophy and practice continues to be to pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our stockholders. In considering how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement – our CD&A, the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program.

This proposal, commonly known as the “say-on-pay” proposal, gives you the opportunity to express your view. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation policies and practices with respect to our named executive officers as described in this proxy statement. It is our current intent, subject to your vote, to provide you with this advisory vote annually.

While this vote is advisory and will not be binding on the Company or the Board, it will provide valuable information to our Compensation Committee regarding stockholder sentiment about our executive compensation. We invite stockholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Board of Directors – Communicating with Directors.”

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 5
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed the firm of Crowe Horwath to audit the financial statements of the Company for the year ending December 31, 2016. Crowe Horwath has been the Company’s independent auditor since August 2009. The Company expects a representative of Crowe Horwath to attend the annual meeting. The Company will provide the representative with an opportunity to make a statement if he or she desires to do so. The Company expects that the representative will be available to respond to appropriate questions.

The Company is presenting the appointment of Crowe Horwath as independent registered public accounting firm for ratification at the annual meeting. While ratification by stockholders of this appointment is not required by law or the Certificate of Incorporation or Bylaws of the Company, the Board believes that such ratification is desirable. In the event this appointment is not ratified by a majority vote of stockholders, the Board of Directors will consider that fact when it appoints an independent registered public accounting firm for the next fiscal year. The Board has adopted policies requiring the Audit Committee to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm. All auditing services and non-audit services provided by Crowe Horwath for the year ended December 31, 2015 have been approved by the Audit Committee.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF CROWE HORWATH.

OTHER MATTERS

The management of the Company and the Board of Directors of the Company know of no matters to be brought before the annual meeting other than as set forth above. If, however, any other matters are properly presented to the stockholders for action, it is the intention of the persons named in the proxy to vote at their discretion on all matters on which the shares of common stock represented by such proxies are entitled to vote.

BY ORDER OF THE BOARD OF DIRECTORS

James L. Simonton
April 8, 2016	Chairman of the Board

Exhibit A
EXECUTIVE CASH INCENTIVE PLAN
OF CORE MOLDING TECHNOLOGIES, INC.
1.Purpose of the Plan.

The purpose of the Executive Cash Incentive Plan of Core Molding Technologies, Inc. (the “Plan”) is to advance the interests of Core Molding Technologies, Inc. (together with its subsidiaries, the “Company”) and its stockholders by providing incentives in the form of cash bonus awards to certain officers and other employees of the Company. The Plan is intended to enable the Company to attract and retain talented officers and other employees and to motivate such officers and other employees to manage and grow the Company’s business and to attain the performance goals articulated under the Plan.

2.Certain Definitions.

(a)“Award” means a cash award granted pursuant to the Plan.

(b)“Board” means the Board of Directors of the Company.

(c)“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

(d)
“Committee” means the Compensation Committee of the Board (or a subcommittee thereof established to administer the Plan), or any successor thereto or any other committee designated by the Board to assume the obligations of the Committee hereunder. Each member of the Committee shall be an “outside director” within the meaning of Section 162(m) of the Code and the regulations thereunder.

(e)
“Covered Officer” shall have the same meaning as the term “covered employee” contained in the Treasury Regulations under Section 162(m) of the Code, provided that only a Participant for whom the limitation on deductibility for compensation pursuant to Section 162(m) of the Code is applicable shall be considered a “Covered Officer” for purposes of this Plan.

(f)	“Effective Date” means the date on which the Plan takes effect in accordance with Section 15 of the Plan.

(g)	“Participant” means an employee of the Company who is selected by the Committee to participate in the Plan pursuant to Section 4 of the Plan.

(h)	“Performance Period” means the Company’s fiscal year (or multiples thereof) or any portion thereof designated by the Committee as a Performance Period.

(i)	“Plan” means this Executive Cash Incentive Plan of Core Molding Technologies, Inc.

3.Administration.

(a)
General. The Plan shall be administered by the Committee. Subject to Section 3(b), the Committee shall have the authority to select the employees to be granted Awards under the Plan, to determine the size and terms of an Award (subject to the limitations imposed on Awards in Section 5 below), to modify the terms of any Award that has been granted, to determine the time when Awards will be made, the amount of any payments pursuant to such Awards and the Performance Period to which they relate, to determine any employment restrictions on actual receipt of payments pursuant to Awards, to establish performance objectives in respect of such Performance Periods and to determine whether such performance objectives were attained. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated.

(b)
Covered Officers. Any discretion exercised under the Plan affecting any Award to a Covered Officer shall be subject in all events to Section 162(m) of the Code, unless the Committee makes a specific determination that such Award is not intended to comply with Section 162(m) of the Code.

4.Eligibility and Participation.

The Committee shall determine the employees who shall be Participants for the Performance Period. The designation of Participants shall be made individually or by groups or classifications of employees, as the Committee deems appropriate.

5.Awards.

(a)
Scope. Each year the Committee will establish Award opportunities and performance targets for Participants for the determination of potential Awards hereunder. Following the close of a Performance Period, the Committee shall evaluate the Company’s actual performance against the performance targets to determine the actual bonus to be paid.

(b)
Performance Goals. Awards to Participants shall be based solely upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals specified below. For purposes of this Section 5, the formula on which performance targets are based with respect to Awards under this Plan shall be limited to one or more of the following Company, subsidiary, operating unit or division financial performance measures:

•earnings before interest, taxes, depreciation and/or amortization;
•operating income or profit;
•earnings before taxes;
•operating efficiencies;

•	return on equity, assets, adjusted net assets, capital, capital employed, or investment;
•after tax operating income;
•net income;
•earnings or book value per share;
•cash flow(s);

•	total sales or revenues or sales or revenues per employee, including total value of contracts executed in a given time period;
•stock price or total stockholder return;
•cost of capital or assets under management;

•	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures;

or any combination thereof. Each goal may be expressed on a pre or post cash award basis, on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any subsidiary, operating unit or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or shares of common stock outstanding, or to assets or net assets. The Committee may appropriately adjust any evaluation of performance under criteria set forth in this Section 5(b) to exclude any of the following events that occurs during a performance period: (i) asset impairments or write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) reorganization and restructuring charges, (v) acquisitions or divestitures, (vi) any extraordinary non-recurring items as described in Accounting Standards Codification 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, and (vii) the effect of adverse or delayed federal, state or local governmental or regulatory action; provided that the Committee commits to make any such adjustments within the 90 day period set forth in Section 5(d) below.

(c)	Maximum Award. With respect to any Covered Officer, the maximum annual amount of an Award hereunder shall be $1,000,000.

(d)
Administration. To the extent necessary to comply with Section 162(m) of the Code, with respect to grants of Awards to Covered Officers, no later than 90 days following the commencement of each Performance Period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (1) select the performance goal or goals applicable to the Performance Period, (2) establish the various targets and bonus amounts which may be earned for such Performance Period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such Performance Period. In determining the amount earned by a Participant for a given Performance Period, the Board has the discretion with respect to any Covered Officer to reduce, but not to increase, the amount otherwise payable to such Covered Officer.

(e)
Payment. The amount of the Award payable as determined by the Committee for the Performance Period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of the Performance Period, but in all events by March 15th of the calendar year following the end of the Performance Period. Award payments shall be made in cash. Except as the Committee may otherwise determine in its sole and absolute discretion a Participant must be actively employed on the date of the Award payment in order to receive an Award.

6.Amendments or Termination.

The Committee may from time to time alter, amend, suspend, or discontinue the Plan, including, where applicable, any modifications or amendments as it shall deem advisable in order that the Plan not be subject to the limitations on deductibility contained in Code Section 162(m), or to conform to any regulation or to any change in law or regulation applicable thereto; provided, however, that no such action shall adversely affect the rights and obligations of the Participants with respect to the bonus amount payable under the Plan at the time of such alteration, amendment, suspension, or discontinuance, except as may be required in order to comply with the requirements of Code Section 162(m) or Code Section 409A.

7.No Right to Employment or Awards.

Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other person any right to continue to be employed by or perform services for the Company or any subsidiary, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company. No person shall have any claim to be granted any Award and there is no obligation for uniformity of treatment among Participants. The terms and conditions of Awards, if any, need not be the same with respect to each Participant.

8.Adjustments Upon Certain Events.

In the event of any material change in the business assets, liabilities or prospects of the Company, any division or any subsidiary, the Committee in its sole discretion and without liability to any person may make such adjustment, if any, as it deems to be equitable as to any affected terms of outstanding Awards; provided, however, that no such adjustment may be made to any Award to a Covered Officer unless such adjustment is permitted by Section 162(m) of the Code.

9.	Miscellaneous Provisions.

The Company is the sponsor and legal obligor under the Plan and shall make all payments hereunder, other than any payments to be made by any of its subsidiaries (in which case payment shall be made by such subsidiary, as appropriate). The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Plan, and the Participants’ rights to the payment hereunder shall be no greater than the rights of the Company’s (or subsidiary’s) unsecured creditors. All expenses involved in administering the Plan shall be borne by the Company.

10.Choice of Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware.

11.Withholding of Taxes.

Any payment made under the Plan shall be subject to any federal, state, local or foreign income or other taxes or obligations required by law to be withheld with respect to such payment.

12.Payments Subject to Clawback Policy.

Any payments made hereunder shall be subject to any clawback policy adopted by the Board or a committee of the Board, as such policy may be amended from time to time.

13.Beneficiaries; Prohibition on Assignments.

Each Participant may designate a beneficiary or beneficiaries to receive, in the event of such Participant’s death, any Award amounts due to the Participant under the Plan. Each Participant shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company to such effect. If any Participant dies without naming a beneficiary or if all of the beneficiaries named by a Participant predecease the Participant, then any Award amounts due to the Participant shall be paid to the Participant’s estate. Prior to a Participant’s death, except as otherwise required by applicable law, any interest, benefit, payment, claim or right of such Participant under the Plan may not be sold, transferred, assigned, pledged, encumbered or hypothecated by the Participant and shall not be subject in any manner to any claims of any creditor of the Participant or beneficiary, and any attempt to take any such action shall be null and void. During the lifetime of a Participant, payment of an Award shall only be made to the Participant.

14.	Effectiveness of the Plan.

The effective date of this Plan shall be the date it is adopted by the Board, subject to stockholder approval. The material terms of this Plan shall be disclosed and submitted to the stockholders of the Company at the next annual meeting of stockholders and every five years thereafter (unless earlier terminated) for approval in accordance with the requirements of Section 162(m) of the Code. This Plan and any benefits granted hereunder shall be null and void if stockholder approval is not obtained at the applicable meeting of stockholders of the Company, and no payments in connection with any Award shall be made unless such applicable stockholder approval is obtained. This Plan shall remain in effect until it is terminated by the Committee or the Board.

CORE MOLDING TECHNOLOGIES, INC.
Attn: INVESTOR RELATIONS
800 MANOR PARK DRIVE
COLUMBUS, OH 43228-0183

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2

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CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote "For All" in Proposal 1, "For" in Proposals 2, 4 and 5, and in favor of "1 year" with respect to Proposal 3.

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To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01 Kevin L. Barnett
02 Thomas R. Cellitti
03 James F. Crowley
04 Ralph O. Hellmold
05 Matthew E. Jauchius
06 James L. Simonton
07 Andrew O. Smith

Proposal	1 year	2 years	3 years	Abstain
3 An advisory vote on frequency of votes on executive compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Proposal	For	Against	Abstain
4 An advisory vote on the compensation of the named executive officers.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

Investor Address Line 1
Investor Address Line 2
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Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

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02 0000000000

0000284296_1 R1.0.1.25

ANNUAL MEETING OF STOCKHOLDERS OF
CORE MOLDING TECHNOLOGIES, INC.
May 12, 2016
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
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Please sign, date and mail your proxy card in the envelope provided as soon as possible.

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CORE MOLDING TECHNOLOGIES, INC.
THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS
For the Annual Meeting of Stockholders
To be held on May 12, 2016

The undersigned stockholder appoints Kevin L. Barnett and John P. Zimmer, as proxies with full power of substitution, to vote the shares of voting securities of Core Molding Technologies, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Company's corporate headquarters, 800 Manor Park Drive, Columbus, Ohio 43228, on May 12, 2016, at 9:00 a.m., Eastern Daylight Savings Time, and at any adjournments thereof, upon matters properly coming before the meeting, as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, such proxies are instructed to vote as directed on the reverse side. If no direction is made, this proxy will be voted FOR all nominees listed in Proposal 1; FOR Proposals 2,4,5; in favor of "1 year" with respect to Proposal 3; and FOR or AGAINST any other properly raised matter at the discretion of the proxies.

Address change/comments:

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(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000284296_2 R1.0.1.25